New Hampshire Thrift Bancshares, Inc. Announces Earnings for First Quarter

NEWPORT, NH -- (Marketwire - April 13, 2009) - New Hampshire Thrift Bancshares, Inc. (NASDAQ: NHTB) (the "Company"), the holding company for Lake Sunapee Bank, fsb (the "Bank"), today reported consolidated net income for the three months ended March 31, 2009 of $1,332,152, or $0.21 per common share (fully diluted), compared to $1,384,453, or $0.24 per common share (fully diluted), for the three months ended March 31, 2008. The Company's returns on average assets and equity for the three months ended March 31, 2009 were 0.61% and 6.47%, respectively, compared to 0.64% and 10.14%, respectively, for the three months ended March 31, 2008.

Net income for the three months ended March 31, 2009 reflects an increase in the amount of $451,850, or 7.38%, in net interest and dividend income. Noninterest income increased in the amount of $771,947, or 37.42%, for the three months ended March 31, 2009. The increase in noninterest income includes gains of $852,798 from sales of securities. For the three months ended March 31, 2009, noninterest expense decreased by $326,727, or 5.43%, due primarily to a benefit in the amount of $319,231 as a result of an improvement on the impairment valuation of the Bank's mortgage servicing rights. A decrease in the Bank's cost of funds helped to increase the interest rate margin to 3.47% at March 31, 2009, as compared to 3.30% at March 31, 2008. For the quarter ended March 31, 2009, total loan production was $77,240,580 compared to $54,051,021 for the quarter ended March 31, 2008, due primarily to an increase in loan refinancings created from the reduced interest rate environment, an increase of $23,189,559, or 42.90%. The Bank's sold loan portfolio stood at $322,479,515 at March 31, 2009, as compared to $313,908,222 as of March 31, 2008.

The national recession is being felt in the Bank's local communities, and it influenced the Bank's decision to increase its allowance for loan losses. Total non-performing assets as a percentage of total assets increased to 1.22% as of March 31, 2009, as compared to 0.87% as of December 31, 2008. This increase in non-performing assets resulted in the Bank adding $1,765,000 to the Bank's Allowance for Loan and Lease Losses leaving the balance at $6,910,301 as of March 31, 2009.

Total assets amounted to $866,755,499 at March 31, 2009, compared to $828,926,610 at March 31, 2008. Loans held in portfolio decreased by $625,130, to $622,412,882 at March 31, 2009, from $623,038,012 at March 31, 2008. Total deposits increased by $10,413,144 to $654,530,262 at March 31, 2009 from $644,117,118 at March 31, 2008. Advances from the Federal Home Loan Bank (FHLB) increased by $8,543,304 from $62,658,375 at March 31, 2008 to $71,201,679 at March 31, 2009.

Stockholders' equity amounted to $84,310,834 at March 31, 2009 resulting in a book value of $12.91 per common share based on 5,747,772 shares of common stock outstanding, an increase of $0.02 per common share from a year ago. As previously announced, a regular quarterly dividend in the amount of $.13 per common share is payable on April 30, 2009 to stockholders of record of April 23, 2009. The Bank remains well-capitalized with a Tier I Capital ratio of 8.97% at March 31, 2009.

NHTB is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through twenty-eight offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire, and central Vermont.

                  New Hampshire Thrift Bancshares, Inc.
                     Selected Financial Highlights
                              (unaudited)

                                                   Three Months Ended
                                                3/31/2009      3/31/2008
                                              -------------  -------------
Interest and Dividend Income                  $   9,892,128  $  11,067,796
Interest Expense                                  3,316,485      4,944,003
Net Interest and Dividend Income                  6,575,643      6,123,793
Provision for Loan Losses                         1,765,000         37,000
Noninterest Income                                2,834,903      2,062,956
Noninterest Expenses                              5,694,526      6,021,253
Net Income                                    $   1,332,152  $   1,384,453
Earnings Per Common Share, basic              $        0.21  $        0.24
Earnings Per Common Share, assuming
 dilution (1)                                 $        0.21  $        0.24
Dividends Declared per common share           $        0.13  $        0.13

                                              As of 3/31/09  As of 3/31/08
                                              -------------  -------------
Total Assets                                  $ 866,755,499  $ 828,926,610
Loans receivable, net                           622,412,882    623,038,012
Securities                                      122,501,835     96,244,582
Total Deposits                                  654,530,262    644,117,118
Federal Home Loan Bank Advances                  71,201,679     62,658,375
Subordinated Debentures                          20,620,000     20,620,000
Stockholders' Equity                             84,310,834     74,084,985
Book Value of Common Shares Outstanding       $       12.91  $       12.89
Tier I Core Capital to Assets                          8.97%          7.99%
Common Shares Outstanding                         5,747,772      5,747,772
Return on Average Assets                               0.61%          0.64%
Return on Average Equity                               6.47%         10.14%
Non-performing Assets as a % of Total Assets           1.22%          0.61%

(1) Diluted earnings per common share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

Statements included in this press release that are not historical or current fact are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. New Hampshire Thrift Bancshares disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

For additional information contact:
Stephen R. Theroux
President
603-863-0886